EXHIBIT 10.1

July 11, 2007

Mr. John Longhouser

4032 Linden Avenue

Dayton, Ohio 45342

Dear John:

The purpose of this letter is to confirm the compensation, benefits and other terms of the separation agreement between you and MTC Technologies, Inc. (“MTC”). You and MTC agree as follows:

1.	You have announced your intent to retire and terminate your employment with MTC as of July 1, 2007. However, MTC has agreed to extend your actual separation from employment to be effective at midnight on December 31, 2007 (“Separation Date”) in consideration of the covenants contained in paragraphs 4, 5, 6 and 7 of this letter and in lieu of paying a lump sum severance payment.

2.	The compensation and other benefits you are entitled to receive as a result of your separation are set out in paragraphs 2(a) through (h) below.

(a)	In accordance with MTC’s regular payroll schedule you will receive all earned but unpaid salary through July 1, 2007, plus your earned and unused vacation time as of such date, less all applicable deductions and withholdings. You will receive no other consideration except as provided for, and subject to the conditions, in paragraph 3(a) of this letter.

(b)	Your health care coverage benefits through MTC will continue through the last day of the month in which your Separation Date occurs to the extent that you are enrolled in such plans, including reimbursement of up to $800 for premiums paid for Tricare coverage in 2007. Beyond that date, your rights to continue eligible coverage under COBRA will be provided to you under separate cover.

(c)	After your Separation Date you will have several options available to you under MTC’s 401(k) plan. You are 100% vested in your 401(k) account and MTC’s match. You will be provided with additional information regarding your 401(k) options and contact numbers.

(d)	Pursuant to the terms of the governing plan documents, your company-paid life insurance and accidental death and dismemberment insurance, short-term and long-term disability coverage will terminate on your Separation Date. You will receive additional information about your option to continue (on a personal direct-pay basis) your life insurance, and any additional life coverage you may be carrying.

(e)	MTC will reimburse you for any approved expense reimbursement requests filed for approved travel taken or other approved expenses incurred prior to your Separation Date.

(f)	Your account balance in MTC’s 2007 Deferred Compensation Plan will be distributed in accordance with the plan provisions.

(g)	Any other benefits that you may be enrolled in will terminate (pursuant to the governing plan documents) as of your Separation Date, and you will receive additional information regarding each such benefit.

(h)	All other perquisites that you may be receiving will terminate as of July 1, 2007.

3.	In addition to and notwithstanding the foregoing, based on your covenants in paragraphs 4, 5, 6 and 7 and the attached Release, and conditioned upon your execution of this letter agreement and the attached Release, you will also receive:

(a)	After the expiration of the seven-day revocation period described in section 5(d) of the Release, severance pay equal to your current base salary, less all applicable withholdings and deductions, for the period of July 2, 2007 through December 31, 2007. Such payments will be made on a semi-monthly basis in accordance with MTC’s normal payroll schedule and will be subject to all applicable withholdings and deductions.

(b)	During the six-month period commencing July 2, 2007 and ending December 31, 2007 (the “Extended Severance Period”), you will have the right to (i) participate in the Company’s 401(k) savings plan; (ii) participate in the MTC company-paid life insurance, accidental death and dismemberment insurance, short-term and long-term disability coverage; and (iii) continue the medical and dental benefit coverages that you are currently enrolled in, subject to your payment of the monthly contribution required by active employees enrolled in the same coverage and the same tier. After December 31, 2007, continuation of MTC’s health care coverage is subject to your election to participate in COBRA and the COBRA insurance coverage terms and conditions at your own full expense.

(c)	During the Extended Severance Period, you will have the right to use such MTC-provided cellular phones, computers and other tools as you were provided during your employment with MTC.

(d)	Any stock option or other option to acquire Common Stock of MTC pursuant to the 2002 Equity and Performance Incentive Plan or the 2007 Equity Compensation Plan shall be extended to June 30, 2008 notwithstanding the terms of any such stock option grant.

4.	You agree to make no criticism or negative statements about MTC, its management, its methods of operation, its role as corporate or community citizen, or its treatment of you and agree not to encourage or aid any person or entity in the pursuit of any claim or cause of action against MTC, except as otherwise permitted by law.

5.

MTC recognizes and you acknowledge that you possess certain business and financial information about MTC’s operations, information about new or envisioned products or services, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and that MTC is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, research and other things which constitute valuable trade secrets of MTC. You acknowledge that MTC has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industry. Accordingly, you agree that you will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside MTC any information or property that constitute trade secrets, which have not been publicly disclosed. In the event that you are requested or required in a judicial, administrative or governmental proceeding to disclose any information that is the subject matter of this Paragraph 5, you will provide MTC with prompt written notice of such request and all related proceedings so that MTC may seek an appropriate protective order or remedy or, as soon as practicable, waive your compliance with the provisions of this Paragraph 5.

6.	You expressly agree that, during the Extended Severance Period and for a period of two years thereafter, you will not, directly or indirectly, without the prior written consent of MTC, whether as an individual, partner, joint venturer, employee, agent, salesperson, consultant, officer, independent contractor, or owner of any entity, or in any other capacity, alone or in association with, on behalf of, or for the benefit of, any entity or other person, induce or attempt to induce any employee of MTC or any of its affiliates, to terminate his or her services with MTC or any of its affiliates, as applicable, or to discuss with any employee of MTC or any of its affiliates the development or operation of any business intended to compete with the Business of MTC. “Business of MTC” shall mean the business of MTC during the Severance Period as described in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission from time to time.

7.	You agree that, upon request from MTC and for no additional compensation, you will provide accurate and truthful advice and information to MTC concerning matters that arose during your employment with MTC and agree to respond to inquiries of MTC with respect to the transition of your duties and responsibilities to other employees of MTC. Any such inquiry will be at the direction of MTC’s President and Chief Operating Officer and will only be requested during customary and reasonable business hours, and will only be made within a 45-day period commencing on July 1, 2007.

8.	You also, upon MTC’s request, will assist and cooperate with it (at reasonable dates, places, and times) in any threatened or actual adversarial proceeding (including, without limitation, mediation, arbitration, or any local, state, or federal agency, department, or court) involving MTC or any of its affiliates involving matters that occurred during your employment. MTC will reimburse you for any documented wages lost (of one or more full work day(s)) from your then-current employment and reasonable travel and other incidental expenses incurred in assisting MTC pursuant to this section 8.

9.	You expressly agree that, if there is a violation or threatened or intended violation of any of your promises contained in sections 5 and 6, MTC will be entitled, in addition to any other remedies available to it, to obtain and enforce temporary restraining orders, preliminary injunctions, permanent injunctions, and orders enjoining or restraining such violation or threatened or intended violation, and you hereby consent to the immediate issuance, without necessity of posting of bond, of any temporary restraining orders, preliminary injunctions, permanent injunctions, and orders in any court of competent jurisdiction.

10.	On or before December 31, 2007, you will return to MTC’s Director of Security and Administration all Company Property issued to you or in your possession, including, without limitation, all telephones, personal or laptop computers, Blackberry or similar devices, The term “Company property” includes, without limitation: correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, confidential and proprietary software, diagrams, computer printouts, floppy disks, manuals, customer documentation, or any other medium for storing information, and all copies and reproductions of the above-referenced items. If applicable, the return of all Company property includes the complete and effective deletion of all MTC material on your personal computer upon receipt of your written representation as to such deletion. You further represent that no MTC documents have been copied and or transferred in any manner and/or retained, whether in a computer or by paper or otherwise, by yourself or anyone else at your direction. The information contained in these documents will not be used by you (or any third party to whom you have given such documents) for any purpose.

11.	This agreement is binding upon you and upon your heirs, administrators, representatives, executors, and assigns and shall inure to the benefit of MTC, and its successors and assigns.

12.	This agreement sets forth the entire agreement between you and MTC and completely supersedes any and all prior agreements or understandings, whether oral or written, between you and MTC, and which you agree are enforceable and survive separation of your employment from MTC in accordance with the terms of this agreement.

13.	This agreement shall be governed and construed according to the laws of the state of Ohio, without giving effect to any choice or conflict of law provision or rule (whether of the state of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Ohio. You agree irrevocably submit to the jurisdiction of the federal or state courts located in the state of Ohio over any dispute or proceeding arising out of or relating to this agreement. You also irrevocably agree that all claims respecting such disputes or proceedings will be heard and determined in such courts. You irrevocably waive, to the fullest extent permitted by applicable law, any objection which you may now or later have to the laying of venue of such dispute proceeding brought in such court or any defense of inconvenient forum in connection with same.

Please indicate your acceptance of this agreement by signing the originals of this letter agreement and the attached Release in the spaces provided, and return the executed originals to me. You may keep the enclosed duplicate for your records.

MTC Technologies, Inc.

By	/s/ Penelope Viteo
Penelope Viteo
Vice President, Human Resources

Agreed to and accepted:

/s/ John Longhouser
John Longhouser

Date: July 20, 2007

RELEASE

Reference is made to the agreement set out in that certain letter agreement dated July 11, 2007 from MTC Technologies, Inc. to John Longhouser (“Executive”). The Executive’s employment has been terminated in accordance with such letter agreement (the “Agreement”) between MTC Technologies, Inc. (the “Company”) and the Executive.

The Executive is required to sign this Release in order to obtain or retain certain benefits under the Agreement.

NOW THEREFORE, the Executive agrees as follows:

1.	Release in Full of All Claims. In exchange for the consideration set forth in the Agreement, the Executive, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or her or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present executives, officers, directors, trustees, board members, members, agents, affiliates, parent corporation(s), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to the Executive’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof, including, without limitation, claims for bonuses, commissions, fringe benefits and expense reimbursements. By way of example only and without limiting the immediately preceding sentence, the Executive agrees that he is releasing, waiving, and discharging any and all claims against the Company and its Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, applicable state civil rights law(s) or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, or (xiv) breach of implied covenant of good faith. Notwithstanding the foregoing, the Executive will not give up his right (if any) to any benefits to which he is entitled under the Agreement or under any tax-qualified retirement plan of the Company or the Company’s group life insurance plan, or his rights (if any) under Part 6 of Subtitle B of Title 1 of the Executive Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing, nothing herein shall preclude Executive from filing a claim of discrimination with the United States Equal Employment Opportunity Commission.

2.	No Claims Filed. The Executive affirms that, as of the date of execution of this Release, he has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or its Releasees, and is not aware of, or if aware, has disclosed to the Company’s Senior Vice President - General Counsel any circumstances which would provide grounds for filing any lawsuit, charge, claim or complaint against the Company or its Releasees.

3.	Assistance to Others. The Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process. Moreover, the Executive agrees that to the extent he or she is compelled to cooperate with such third parties, he or she shall disclose to the Company in advance that he or she intends to cooperate and shall disclose the manner in which he or she intends to cooperate. Further, the Executive agrees that within three (3) days after such cooperation, he or she will meet with representatives of the Company and disclose the information that he or she provided to the third party. This subparagraph is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if the Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company or its Releasees, the Executive agrees to disclose to the Company in advance what he or she plans to say or produce and otherwise cooperate fully with the Company or its Releasee.

4.	No Admission By Company. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or contravention with respect to any of his rights and that any such violation, liability or contravention is expressly denied. The consideration provided for in this Release and in the Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company or its Releasees to the extent provided in Paragraph 1 of this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement. The Executive and the Company further understand and agree that the Agreement shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit the Agreement to any appropriate forum in the event of an alleged breach of the Agreement or a claim by either party concerning the enforceability or interpretation of the Agreement.

5.	Additional Agreement. The Executive further agrees and acknowledges that:

(a)	The Release provided for herein releases claims and rights to the extent provided in Paragraph 1 of the Release up to and including the date of this Release but not any claims that may arise after the date of this Release;

(b)	He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his or her choice, fully understands the terms of this Release and enters into this Release freely, voluntarily and intending to be bound;

(c)	He has had a period of not less than 21 calendar days to review and consider the terms of this Release prior to its execution; and

(d)	He may, within seven calendar days after execution, revoke this Release. Revocation will be made by delivering a written notice of revocation to the Company’s Senior Vice President - General Counsel. For such revocation to be effective, written notice must be actually received by the Company no later than the close of business on the seventh calendar day after the Executive executes this Release. If the Executive exercises his or her right to revoke this Release, all of the terms and conditions of the Release will be of no force and effect and the Company will not have any obligation to make payments or provide benefits to the Executive as set forth in paragraph 3(a) through (d) of the Agreement.

6.	Reinstatement or Reemployment. The Executive hereby agrees that if the Executive applies for reinstatement or reemployment with the Company, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire him or consider him for employment.

7.	Confidentiality. The Executive agrees that the terms and contents of this Release and the Agreement, and the contents of the negotiations and discussions resulting in this Release, shall be maintained by Executive as confidential and shall not be disclosed to any third party, except for Executive’s legal or accounting advisors who are bound to maintain such information in confidentiality and except to the extent as may be required to be disclosed by law.

IN WITNESS WHEREOF, the Executive has duly executed and delivered this Release on the date set forth below.

/s/ John Longhouser	Dated: July 20, 2007
John Longhouser